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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                           OHIO STATE BANCSHARES INC
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                                (Name of Issuer)

                                     COMMON
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                         (Title of Class of Securities)

                                   677531105
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)
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CUSIP NO. 677531105                      13G                     Page  of  Pages
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        THEODORE L GRAHAM  ###-##-####
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  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [X]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
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  3.    SEC Use Only


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  4.    Citizenship or Place of Organization

        USA
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     Number of             5.      Sole Voting Power

      Shares                       10,777
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power


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  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        10,777
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 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


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 11.    Percent of Class Represented by Amount in Row (9)

        5.67
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 12.    Type of Reporting Person (See Instructions)
        IN
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                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                           2/24/04
                                                --------------------------------
                                                            (Date)

                                                /s/ Theodore L Graham, Director
                                                --------------------------------
                                                         (Signature)

                                                     THEODORE L GRAHAM, DIRECTOR
                                                --------------------------------
                                                        (Name and Title)


        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS(SEE 18 U.S.C. 1001).